Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Class A ordinary shares, $0.0001 par value per share of Marti Technologies, Inc., and further agrees that this Joint Filing Agreement be included as an exhibit to such filings. As contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Joint Filing Agreement this 29th day of October, 2025.

SUMED EQUITY LTD

By:	/s/ Yousef Hammad
Name:	Yousef Hammad
Title:	Director

BECO BOOSTER FUND II, L.P.

By: BECO Booster Fund II GP, LLC, as general partner

By:	/s/ Yousef Hammad
Name:	Yousef Hammad
Title:	Managing Member

BECO BOOSTER FUND II GP, LLC

By:	/s/ Yousef Hammad
Name:	Yousef Hammad
Title:	Managing Member

YOUSEF HAMMAD

By:	/s/ Yousef Hammad
Name:	Yousef Hammad

DANY FARHA

By:	/s/ Dany Farha
Name:	Dany Farha